Exhibit 5.1

To:	Materialise NV Technologielaan 15 3001 Leuven (Belgium) (the Addressee)	Eubelius CVBA/SCRL Louizalaan 99 B-1050 Brussels T +32 2 543 31 00 F +32 2 543 31 01
14 June 2021
Project Vaccine – Belgian law legal opinion
Dear Madam, Sir,

1	INTRODUCTION

We have acted as special Belgian legal counsel to Materialise NV, a public limited liability company (naamloze vennootschap / société anonyme) under Belgian law with registered office at Technologielaan 15, 3001 Leuven, Belgium, registered with the register of legal entities of Leuven under number 0441.131.254 (the Company), on certain matters of Belgian law in connection with its offering of new ordinary shares (the New Shares) in the form of American Depositary Shares (the New ADSs) by way of a public offering in the United States of America (the Offering).

The New Shares will comprise:

a.

4,000,000 new ordinary shares in registered form without nominal value to be issued by the Company on 14 June 2021 pursuant to a capital increase resolved by the Board (as defined below) on 9 June 2021 (the Firm Shares); and

b.

up to 600,000 additional new ordinary shares in registered form without nominal value to be issued by the Company to the extent the Underwriters (as defined below) exercise their over-allotment option to purchase additional ADSs in order to cover over-allotments (the Option Shares).

In addition to the capitalized words defined elsewhere in this Opinion Letter, in this Opinion Letter the following capitalized words have the following meanings.

BCCA means the Belgian Code of Companies and Associations (Wetboek van vennootschappen en verenigingen / Code des sociétés et des associations) of 23 March 2019, as amended from time to time.

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Closing means the occurrence of (i) establishment and effective realisation of the capital increase of the Company for purposes of the Offering, and (ii) the issuance, paying-up, delivery and settlement of the Firm Shares.

Second Closing means the occurrence of (i) establishment and effective realisation of the capital increase of the Company for purposes of the Offering, and (ii) the issuance, paying-up, delivery and settlement of the Option Shares.

Underwriting Agreement means the underwriting agreement between the Company as “Company” and J.P. Morgan Securities LLC (the Representative) as representative of the several underwriters (together the Underwriters) as “Underwriters”, dated 9 June 2021.

2	EXTENT OF LEGAL REVIEW

2.1	EXAMINED DOCUMENTS

In arriving at the opinion expressed in Part 5 (Opinion) of this Opinion Letter, we have exclusively examined and relied upon the documents and searches and enquiries listed in Schedule 1 (Examined Documents) (the Examined Documents).

2.2	SCOPE

The scope of this Opinion Letter is limited as follows:

(a)

The documents and searches and enquiries mentioned in Schedule 1 (Examined Documents) of this Opinion Letter are the only documents or records we have examined and the only searches and enquiries we have carried out for the purposes of this Opinion Letter.

(b)

Our opinion is given in Part 5 (Opinion) of this Opinion Letter. We do not express or imply any opinion on any documents other than the Transaction Documents explicitly opined on in Part 5 (Opinion) of this Opinion Letter, even if references to such other documents occur in any of the Transaction Documents.

(c)	Our opinion is subject to:

(i)	the limitations as set out in Part 3 (Limitations) of this Opinion Letter;

(ii)	the assumptions on which they are made as set out in Part 4 (Assumptions) of this Opinion Letter;

(iii)	the reservations and qualifications as set out in Part 6 (Qualifications) of this Opinion Letter; and

(iv)	any matters not disclosed to us.

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(d)	The opinion provided in this Opinion Letter is strictly limited to the matters stated in Part 5 (Opinion) of this Opinion Letter and do not extend to any other matters.

3	LIMITATIONS

This Opinion Letter is subject to the following limitations:

(a)

This Opinion Letter is issued in accordance with the rules and standards of the Brussels Bar, is exclusively governed by Belgian law (without application of conflicts of law thereof) and shall be interpreted in accordance with Belgian law, and the courts of Brussels shall have exclusive jurisdiction should a dispute arise in relation to or as a result of this Opinion Letter (including, but not limited to, any contractual or non-contractual obligations arising under this Opinion Letter), and this Opinion Letter may only be relied upon under such express terms.

(b)

We are Belgian legal counsel solely practising and qualified to practise in Belgium and to advise on the laws of Belgium. Therefore, this Opinion Letter is confined to matters of Belgian law as in force on the date hereof. Accordingly, we express no opinion regarding any system of law other than the laws of Belgium as currently applied by the Belgian courts. To the extent that the laws of any jurisdiction other than Belgium may be relevant, we have made no independent investigation thereof and the opinion expressed herein is subject to the effect of such laws.

(c)

This Opinion Letter is strictly limited to the matters addressed herein and is not to be used or extended by implication to any other matter. In particular, we have not made any independent review or investigation of and we do not express or imply any opinion as to, (i) European Union law as it affects any jurisdiction other than Belgium, (ii) tax matters (including but not limited to, income tax, VAT, registration duties, excise tax and corporate tax) or criminal law matters, and (iii) financial matters and accounting matters (including but not limited to, financial statements (including the notes thereto), supporting schedules and other financial and statistical data included in the publicly available information, the Prospectus or the Incorporated Documents).

(d)

Each statement which has the effect of limiting our opinion is independent of any other such statement and is not to be impliedly restricted by it. Paragraph headings are to be ignored when construing this Opinion Letter and the opinion expressed herein.

(e)

We have not been responsible for investigating or verifying the facts, or the reasonableness of any assumption or statements of opinion or intention, contained in the Examined Documents, or for determining whether any material fact or provision has been omitted therefrom.

(f)

This Opinion Letter only speaks at the date hereof. We have no obligation to update or amend this Opinion Letter or to advise the Addressee (or any third party) of any changes in the law or of the impact of facts that may occur after the date of this Opinion Letter.

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(g)

This opinion is rendered solely for the information of the Addressee, only in connection with the Offering. It is not to be transmitted to anyone else, nor is it to be relied upon by anyone or filed with anyone without our prior written consent.

(h)

In this Opinion Letter, certain Belgian legal concepts are expressed in English terms and not in their original Dutch or French terms. These concepts have to be understood in accordance with Belgian law and may not be identical to the concepts of other jurisdictions that are using the same terms in English. As far as the word “non-assessable” used in Part 5 (Opinion) is concerned, please note that this word has no legal meaning under Belgium laws and is used in this opinion only to mean that, with respect to the issuance of the New Shares of the Company, a holder of the shares will have no obligation to pay any additional amount in excess of the subscription price.

(i)

We consent to the filing of this opinion as an exhibit to the Report on Form 6-K that will be incorporated by reference into the Registration Statement, and to the reference to us under the heading “Legal Matters” in the Prospectus, which is part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the US Securities Act of 1933, as amended, or the rules and regulations of the United Sates Securities and Exchange Commission thereunder.

4	ASSUMPTIONS

The opinion stated in Part 5 (Opinion) of this Opinion Letter is subject to the following assumptions.

4.1	ACCURACY OF DOCUMENTS AND STATEMENTS

(a)

All Examined Documents (i) are genuine and all signatures thereon (to the extent executed) are genuine and belong to the persons whose name appears next to their signature or, if such names are not indicated, who are authorised to execute the relevant Examined Document; and (ii) are and will remain, up-to-date. The electronic copies of the Examined Documents are true and complete copies of, and are in conformity with, the originals.

(b)

Any document signed electronically was validly signed by a validated qualified electronic signature from the individual whose name appears on the face of the document and any electronic timestamp is a qualified electronic timestamp, as such terms are defined in Regulation (EU) N°910/2014 on electronic identification and trust services for electronic transactions in the internal market (the eIDAS Regulation).

(c)

The Examined Documents have not been, and will not be, amended, annulled (other than for reasons in respect of which an express opinion is given in Part 5 (Opinion) of this Opinion Letter), revoked or terminated since the date of which they speak.

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(d)

There have been no resolutions of extraordinary shareholders’ meetings of the Company or of the board of directors of the Company (the Board) within the framework of the authorised capital, other than those that have been published in the Annexes to the Belgian Official Gazette prior to the date of this Opinion Letter.

(e)	The searches and enquiries referred to sub (4) of Schedule 1 (Examined Documents) of this Opinion Letter were at their date, and remain, complete and accurate.

(f)	The statements of facts contained in the Examined Documents are true, accurate and complete.

(g)	The Registration Statement became effective and the Prospectus was filed, in the form referred to in this Opinion Letter.

(h)

The Examined Documents have been duly (or will be duly) executed on behalf of any party thereto (other than the Company) and constitute (or will constitute) under any applicable law (insofar as the Company is concerned, other than the laws of Belgium), the legal valid and binding obligations of each of the parties thereto, enforceable in accordance with their terms.

4.2	CAPACITY

(a)

Each of the parties to the Examined Documents (other than in relation to the Company) has been validly incorporated and is validly existing, has the corporate power and authority to enter into, has taken all necessary action to authorise its entry into, execution, delivery and performance of, and has validly executed and delivered, each of the Examined Documents to which they are a party and all actions contemplated thereunder (including the Transaction and, if applicable, distribution of (parts of) the Prospectus or the Incorporated Documents), as well as to ensure their admissibility in evidence in courts or their enforceability vis-à-vis third parties.

(b)

Each of the parties to the Examined Documents (other than the Company) has the power, legal capacity (handelingsbekwaamheid / capacité) and authority to execute and deliver the Examined Documents and to perform any of its obligations thereunder.

(c)

The Examined Documents have been executed by duly authorized representatives for and on behalf of the respective parties thereto (other than the Company), and all individuals who have executed the Examined Documents for and on behalf of the respective parties thereto (other than the Company) had, at the time of execution, the full power, legal capacity (handelingsbekwaamheid / capacité) and authority to sign the Examined Documents in the name and on behalf of each such party. The individuals who have executed or will execute the Examined Documents for and on behalf of the Company had or will have the legal capacity (handelingsbekwaamheid / capacité) to sign the Examined Documents for and on behalf of the Company. No relevant power of attorney or resolution has been revoked.

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(d)

For each of the parties to the Transaction Documents who are legal entities, entering into the Transaction Documents and performing its obligations thereunder (i) falls within its corporate purposes (doel(en) van de vennootschap / but(s) de la société), (ii) complies with its corporate object (voorwerp van de vennootschap / objet de la société), and (iii) meets its corporate interest (belang van de vennootschap / intérêt de la société).

(e)

The effective registration, filing and publication of the deeds relating to (i) the capital increase of the Company further to the issue of the Firm Shares and the Option Shares (if any), including the reports prepared by the Board and the statutory auditor, (ii) the creation of the Firm Shares and the Option Shares (if any), and (iii) the establishment and effective realisation of the capital increase of the Company further to the issue of the Firm Shares and the Option Shares (if any), will take place in accordance with all applicable regulations.

(f)

The maximum term during which the validity of any resolution of the general shareholders’ meetings of the Company or of meetings of the governing body of the Company (other than in relation to the issue of the Firm Shares and the Option Shares (if any)) was approved could be challenged, has lapsed (vervallen / échu) or has expired (verjaard / prescrit), without any challenge of whatever nature having occurred.

4.3	STATUS AND SOLVENCY

(a)

At the date of this Legal Opinion and until the Second Closing, the Company (i) has not been dissolved or has not resolved to enter into liquidation, (ii) has not ceased to exist pursuant to a merger or a de-merger, (iii) does not have its assets placed under administration, (iv) has not ceased to pay its debts as they fall due (or will become unable to pay its debts as a result of entering into the Transaction Documents), (v) has neither filed an application for nor has been subject to proceedings for bankruptcy or judicial reorganisation, (vi) has not been declared bankrupt or (vii) has not neither been made subject to any other insolvency proceedings or similar proceedings in any jurisdiction nor otherwise been limited in its power to dispose of its assets, and (viii) is not subject to measures such as the appointment of a provisional administrator or sequestrator or similar proceedings in any jurisdiction, in each case as such terms may be interpreted in any applicable jurisdiction.

(b)	The Firm Shares will all be fully paid up at Closing and the Option Shares will all be fully paid up at Second Closing.

4.4	CORPORATE AND OTHER FORMALITIES

(a)	The principal place of business (“voornaamste vestiging”) and the place of effective management of the Company are located in Belgium.

(b)

The Annexes to the Belgian Official Gazette (Belgisch Staatsblad / Moniteur belge) and the publications of the excerpts from the minutes of the Company in the Annexes to the Belgian Official Gazette truly and accurately reflect the composition of the Board on the date of the Resolutions and on the date of this Opinion Letter.

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(c)

The Resolutions genuinely record the resolutions that were duly passed at meetings of the Board, the proxy holders and, the general meeting of shareholders of the Company, all of which were validly convened, quorate and properly held. The directors of the Company have complied with all provisions of Belgian law and the articles of association of the Company, dealing with conflicts of interest or related party transactions, if applicable.

(d)	The Company has not amended, rescinded or annulled its articles of association, and its articles of association are in full force and effect as at the date of this Opinion Letter.

(e)

Each of the parties to the Transaction Documents has obtained under any applicable law (in respect of the Company other than Belgian law) all consents, approvals, licences or authorisations of, or complied with all notarisation, validation or stamping by, or filing, recording or registration with, any public body or authority required for the entry into, execution, delivery and performance by them of the respective Transaction Documents and for the consummation the Transaction (including the placement of the Shares and/or the ADSs as part of the Offering in any relevant jurisdiction).

(f)	The Option Shares (if any) will be delivered to investors in order to cover short positions following overallotments.

(g)	The Option Shares will be subscribed for at the price set out in the Pricing Resolutions.

(h)

The issuance of the Option Shares and the effective realisation of the related capital increase will be established before a Belgian notary public in accordance with the provisions of the BCCA and the terms and conditions of the Resolutions.

4.5	NATURE OF TRANSACTIONS

(i)

The transactions contemplated by the Examined Documents (including the Transaction) are (i) bona fide transactions that have been entered into by the parties thereto for legitimate commercial purposes on arm’s length basis and for full value, (ii) not disproportionate to the financial means of each party thereto, (iii) compatible with the for-profit purpose (winstoogmerk / but lucrative) and, as the case may be, the other purposes (doelen / buts) of each party thereto, (iv) in the corporate interest (belang van de vennootschap / intérêt de la société) of each party thereto, (v) entered into by each party thereto without a motivation to avoid taxes, (vi) entered into by each party thereto without an intent to defraud or harm, and (vii) not entered into by any party thereto in the knowledge that doing so would prejudice its creditors.

(j)	The Transaction Documents accurately reflect the commercial agreement and real intentions between the parties thereto.

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4.6	OTHER ASSUMPTIONS

(a)

There are no dealings, agreements or understandings among the parties to the Transaction Documents, written or oral, and no usage of trade or course of prior dealing among the parties to the Transaction Documents that would in either case, define, supplement, change or qualify the terms of any of the Transaction Documents.

(b)	In the case of draft versions of (or draft updates to) any Examined Documents, the final and executed versions are identical in all aspects to such drafts and are duly executed.

(c)

The offer and sale of the Firm Shares, the over-allotted shares (if any) and the Option Shares (if any) (as the case may be, in the form of ADSs) have been and will be addressed in Belgium to Qualified Investors only and have been and will be conducted by the Underwriters and the Company in compliance with the selling or similar restrictions as set forth in the Prospectus, the Incorporated Documents and the Underwriting Agreement, which are assumed to be valid.

(d)

All conditions precedent included in the Underwriting Agreement will be duly satisfied or waived on or before their respective dates and ultimately on the date of Closing (in relation to the Firm Shares) or the date of Second Closing (in relation to the Option Shares) in accordance with the terms of the Underwriting Agreement.

(e)	There are no facts that have not been disclosed to us which would affect this Opinion Letter.

(f)	No unpublished case law affects this Opinion Letter.

(g)	No law other than Belgian law affects this Opinion Letter.

5	OPINION

On the basis of the examination of the Examined Documents as referred to in Part 2 (Extent of legal review) and subject to the limitations as set out in Part 3 (Limitations), the assumptions set forth in Part 4 (Assumptions), and the reservations and qualifications set forth in Part 6 (Qualifications) and to any matters not disclosed to us and to any matters of fact that would affect the conclusions set out below, it is our opinion that (i) the Firm Shares have been validly issued, are fully paid and non-assessable and (ii) the Option Shares will, when duly authorized and sold, issued and paid-up as contemplated in the Prospectus, the Transaction Agreements and the Resolutions, will be validly issued, fully paid up and non-assessable.

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6	QUALIFICATIONS

The opinion expressed in Part 5 (Opinion) of this Opinion Letter is subject to the following qualifications and reservations:

6.1	GENERAL

(a)

We were not instructed to perform any type of legal or other due diligence on the Company, its financial position, its assets, liabilities, contracts or the legal or regulatory environment in which it operates, in relation to the transactions contemplated by the Transaction Documents (including the Transaction).

(b)

Taking into account in particular the elements set out in the preceding paragraph, we are not in a position to opine on or to assess in any way whatsoever whether the terms and conditions of, or the transactions contemplated by, any of the Transaction Documents (including the Transaction) infringe or in any other way affect (i) any existing contractual obligation of the Company or (ii) any specific legal or regulatory requirements the Company is subject to in view of its activities as conducted at the date of this Opinion Letter.

6.2	FOREIGN LAW DOCUMENTS AND LEGAL ACTS

As Belgian legal counsels we are not qualified or able to assess the true meaning and purport of the terms of agreements, documents and legal acts (rechtshandelingen / actes juridiques) subject or expressed to be subject to any law other than Belgian law and we have made no investigation of that meaning and purport. Our review of documents or legal acts (rechtshandelingen / actes juridiques) subject or expressed to be subject to any law other than Belgian law has therefore been limited to the terms of these documents as they appear to us on their face.

6.3	FACTUAL MATTERS

(a)

No opinion is expressed on factual matters, including without limitation, the commercial organization, assets, business or affairs of the Company (including but not limited to their compliance with the agreements to which they are a party).

(b)	The searches and enquiries referred to in this Opinion Letter may not reveal the complete and up-to-date situation.

6.4	POWER OF ATTORNEY

(a)	Certain restrictions may apply to the irrevocability of a power of attorney governed by Belgian law.

(b)	An upfront ratification by a principal of actions that will be taken by its attorney on behalf of its principal, is not enforceable.

(c)	A power of attorney does not affect the power and authority of the principal to perform the actions within its scope.

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(d)

A power of attorney will in principle terminate and become ineffective upon bankruptcy of the principal or, unless provided otherwise, the attorney. However, some Belgian case law and legal authors accept that a power of attorney survives the bankruptcy of the principal if it has been granted in the common interest of the principal and the attorney or a third party, without prejudice however to the right of the receiver in bankruptcy to terminate the power of attorney.

(e)	Powers of attorney under Belgian law must:

(i)

be limited in scope, so that they are specific (bijzondere volmacht / mandat spécial) instead of unlimited (algemene volmacht / mandat général). More in particular, the appointment in the Transaction Documents of any person or entity to act as agent on behalf of a principal, may be held to be an unlimited power of attorney and, as a result, any acts performed on the basis of such a power of attorney may not bind the principal, unless these acts are expressly ratified or confirmed by that principal;

(ii)

be limited in time. Belgian case law and legal authors do not offer clear guidelines on the specific maximum duration of a power of attorney. Any acts performed on the basis of a power of attorney that is insufficiently limited in time, may not be binding on the principal, unless these acts are expressly ratified or confirmed by that principal.

6.5	STATUTORY AUDITOR

No opinion is expressed as to whether the person executing the report(s) of the statutory auditor dated 9 June 2021 pursuant to sections 7:179, 7:197 and, as far as necessary, 7:191 of the BCCA is authorised to do so on behalf of the statutory auditor.

6.6	INTEREST OF STAKEHOLDERS

Under article 23 of the Articles of Association, the Board, in its decision-making, must take into account the achievement of a real positive impact through the management and economic activities of the Company, in the short term and in the (medium)long term, with regard to (the interests of) certain stakeholders. Whether or not a transaction or decision complies with the foregoing, is a matter of fact, to be assessed by the Board on a case by case basis, which can only be verified by a court.

6.7	CONFLICTS OF INTEREST AND INDEPENDENT DIRECTORS

In the event that a company has taken a decision in violation of the conflict of interest- or related party transaction rules set out in the BCCA or the articles of association, the decision and related transaction may be declared null and/or unenforceable by (i) any person who has an interest in the compliance with the conflict of interest- or related party transaction rules set out in the BCCA or the articles of association and/or (ii) the company itself if the other party knew or should have known that a decision has been taken in violation of the conflict of interest- or related parties transaction rules set out in the BCCA or the articles of association.

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No opinion is expressed as to whether at least three directors of the Company satisfy the criteria for, and were validly appointed as, “independent directors” in accordance with article 7:87 of the BCCA and article 15(a) of the Articles of Association.

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Yours faithfully,

/s/ Eubelius CVBA/SCRL

Eubelius CVBA/SCRL

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SCHEDULE 1 EXAMINED DOCUMENTS

(1)	Agreement

(a)	an electronic copy of the executed Underwriting Agreement, as executed on behalf of the Company by Wilfried Vancraen, acting as special proxy holder;

(b)

an electronic copy of the executed Deposit Agreement, dated 24 June 2014, between the Bank of New York Mellon as Depositary and the Company as executed on behalf of the Bank of New York Mellon by Joanne DiGiovanni Hawke, acting as Director and special proxy holder and as executed on behalf of the Company by Wilfried Vancraen, acting as Director and special proxy holder and Ailanthus NV, permanently represented by Hilde Ingelaere, acting as Director and special proxy holder (together with the Underwriting Agreement, referred to as the Transaction Documents).

(2)	Prospectus

(a)

an electronic copy of the Company’s registration statement on Form F-3 (File No. 333-226006) filed with the United States Securities and Exchange Commission (the Commission) on 29 June 2018, under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the Securities Act) (the registration statement at the time it became effective, including all information deemed to be a part thereof at the time such registration statement became effective, is herein referred to as the Registration Statement);

(b)	an electronic copy of the base prospectus, dated 6 July 2018, included as part of the Registration Statement (the Base Prospectus);

(c)	an electronic copy of the prospectus supplement, dated 9 June 2021 (the Prospectus Supplement);

(d)

an electronic copy of the annual report of the Company on Form 20-F filed with the Commission pursuant to section 13 or 15(d) of the Securities Act for the fiscal year ended 31 December 2020 (the Annual Report);

the Base Prospectus and the Prospectus Supplement, in the form in which they were filed together by the Company with the Commission pursuant to Rule 424(b) of the Securities Act, are referred to herein as the Prospectus, and the documents incorporated by reference in the Registration Statement or the Prospectus (including the Annual Report) are referred to herein as the Incorporated Documents; references herein to the Registration Statement and the Prospectus exclude the Incorporated Documents;

(3)	Corporate resolutions and other corporate documentation

(a)	an electronic copy of the report of the Board prepared in accordance with section 7:199 of the BCCA regarding the grant of the authorised capital, dated 6 October 2020;

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(b)

an electronic copy of the minutes (notarial deed) of the extraordinary general shareholders’ meeting of the Company held on 5 November 2020, which resolved, amongst other things, to approve the grant of the authorised capital;

(c)

an electronic copy of the report of the Board prepared in accordance with sections 7:179, 7:197 and, as far as necessary, 7:191 of the BCCA regarding (i) the capital increase of the Company by way of a contribution in kind of a US dollar amount for purposes of the Transaction, and, as far as necessary, (ii) the cancellation of the preferential subscription rights of the existing shareholders in general within the framework of the Transaction, dated 9 June 2021;

(d)

an electronic copy of the report of the statutory auditor prepared in accordance with sections 7:179, 7:197 and, as far as necessary, 7:191 of the BCCA regarding (i) the capital increase of the Company by way of a contribution in kind of a US dollar amount for purposes of the Transaction, and, as far as necessary, (ii) the cancellation of the preferential subscription rights of the existing shareholders in general within the framework of the Transaction, dated 9 June 2021;

(e)

an electronic copy of the minutes (notarial deed) of the meeting of the Board held on 9 June 2021, deciding, amongst other things, to approve (i) the report referred to under point (c) above, (ii) the issuance of the Firm Shares and the related capital increase within the authorised capital, (iii) the entry into the Underwriting Agreement and (iv) certain powers of attorney;

(f)	an electronic copy of the resolutions of two directors of the Company on 9 June 2021, amongst other things, to approve or ratify the initial number of Firm Shares.

(g)

an electronic copy of the resolutions of two directors of the Company on 10 June 2021, amongst other things, to approve or ratify the offer period, the final number of Firm Shares allocated in the base offering and the final issue price per Firm ADS, and the allocation of the Firm Shares (the Pricing Resolutions) (these resolutions, together with the resolutions recorded in the documents referred to under points (b), under (e) through (f) above and under (i) through (j) below, the Resolutions);

(h)

an electronic copy of (i) the power of attorney of Peter Leys, A TRE C CVOA (represented by its permanent representative Johan De Lille), Hilde Ingelaere, Sander Vancraen, Jürgen Ingels, Godelieve Verplancke, Bart Luyten and Volker Hammes to Peter Leys, Wilfried Vancraen and Hilde Ingelaere and (ii) the sub-power of attorney of Peter Leys to Jozef Vander Sloten for the meeting of the Board held on 9 June 2021;

(i)

an electronic draft of the notarial deed to be dated 14 June 2021, relating, amongst other things, to the subscription for the Firm Shares and the establishment and effective realisation of the capital increase of the Company through the issue of the Firm Shares (which implies that this Opinion Letter assumes that Closing has occurred);

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(j)

an electronic draft of the notarial deed, relating, amongst other things, to the subscription for the Option Shares and the establishment and effective realisation of the capital increase of the Company through the issue of the Option Shares;

(k)

an electronic copy of the confirmation by KBC Bank NV dated 14 June 2021 in accordance with section 7:195 of the BCCA that an amount of USD 96,000,000 is available on a blocked account in the name of the Company, for the purposes of the issuance of the Firm Shares;

(l)

an electronic copy of the draft confirmation by notary Stijn Raes to be dated 14 June 2021, of the issuance of the Firm Shares by the Company and confirming that the funds relating thereto may be transferred from the blocked account to any other account of the Company;

(m)

an electronic copy of the (sub-)powers of attorney of each of the Underwriters to subscribe for the Firm Shares (as the case may be, in its own name and on behalf of all the Underwriters) and transfer the Firm Shares to the Depositary;

(n)

an electronic draft of the (sub-)powers of attorney of each of the Underwriters to subscribe for the Option Shares (as the case may be, in its own name and on behalf of all the Underwriters) and transfer the Option Shares to the Depositary;

(o)	an electronic copy of the draft annotations to be entered into the Company’s share register upon Closing and upon Second Closing;

(p)	an electronic copy of the notarial deed regarding incorporation of the Company dated 28 June 1990;

(q)	an electronic copy of the most recently restated articles of association of the Company dated 5 May 2021 (the Articles of Association);

(r)	an electronic extract of the Company’s registration with the commercial register (Kruispuntbank van Ondernemingen / Banque-Carrefour des Entreprises), dated 11 June 2021;

(s)	the Non-Bankruptcy Certificates (as defined in point (4)(a) below);

(t)	the RegSol Searches (as defined in point (4)(b) below);

(u)	the Publications BOG (as defined in point (4)(c) below);

(v)	such other documents as we deemed necessary or useful for the delivery of this Opinion Letter.

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(4)	Searches and enquiries

(a)

A certificate from the clerk of the Enterprise Court of Leuven dated 11 June 2021, stating that in the five years preceding the date of the certificate, the Company has not been declared bankrupt and no application for a judicial reorganisation (gerechtelijke reorganisatie / réorganisation judiciaire) was filed for the Company within the jurisdiction of the Enterprise Court of Leuven (the Non-Bankruptcy Certificate).

(b)

An online search in the central solvency register (centraal register solvabiliteit / registre central de la solvabilité) (the Central Solvency Register) made on 11 June 2021 that shows that on that date there are “no results” when searching for a bankruptcy proceeding or a judicial reorganisation proceeding declared open by the Company (the Regsol Search).

(c)

The publications made by the Company in the Annexes to the Belgian Official Gazette (Belgisch Staatsblad / Moniteur belge) as retrieved by online search, until 11 June 2021 (the most recent publication available was publication number 21329268 dated 10 May 2021) (the Publications BOG):

(i)	with respect to the composition of the Board; and

(ii)	for the purposes of supporting the assumptions under paragraph 4.3(a) in relation to the Company; and

(iii)	in respect of transactions in the context of the authorised capital of the Company.

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